EXHIBIT 99.4
Dobson Cellular Systems, Inc.
Offer to Exchange
$250,000,000 8 3/8% First Priority Senior Secured Notes due 2011,
$250,000,000 First Priority Senior Secured Floating Rate Notes due 2011 and
$325,000,000 9 7/8% Second Priority Senior Secured Notes due 2012 for
$250,000,000 8 3/8% First Priority Senior Secured Notes due 2011,
$250,000,000 First Priority Senior Secured Floating rate Notes due 2011 and
$325,000,000 9 7/8% Second Priority Senior Secured Notes due 2012
that have been registered under the Securities Act of 1933
      The Original Notes and New Notes will be guaranteed on a senior basis by Dobson Cellular’s direct and indirect parent companies, Dobson Operating Co., LLC and Dobson Communications Corporation, and on a senior secured basis by Dobson Cellular’s current wholly owned subsidiary and future domestic restricted subsidiaries. The 2011 Notes will be secured by a first priority lien on Dobson Cellular’s assets that secure its senior secured credit facility, other than certain collateral described herein on which the 2011 Notes will have a second priority lien, and the 2012 Notes will be secured by a second priority lien on the assets on which the 2011 Notes have a first priority lien, and a third priority lien on the assets on which the 2011 Notes have a second priority lien.
To Our Clients:
      Enclosed for your consideration is a Prospectus, dated                     (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of Dobson Cellular Systems, Inc. (the “Company”) to exchange an aggregate principal amount of up to $250,000,000 of the Company’s 8 3/8% First Priority Senior Secured Notes due 2011 (“2011 Fixed Rate Notes”), $250,000,000 of the Company’s First Priority Senior Secured Floating Rate Notes due 2011 (“2011 Floating Rate Notes” and collectively with the 2011 Fixed Rate Notes, the “2011 Notes”) and $325,000,000 of the Company’s 9 7/8% Second Priority Senior Secured Notes due 2012 (“2012 Notes” and collectively with the 2011 Notes, the “New Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Company’s unregistered, issued and outstanding 8 3/8% First Priority Senior Secured Notes due 2011 (“Original 2011 Fixed Rate Notes”), First Priority Senior Secured Floating Rate Notes due 2011 (“Original 2011 Floating Rate Notes” and collectively with the Original 2011 Fixed Rate Notes, the “Original 2011 Notes”) and 9 7/8% Second Priority Senior Secured Notes due 2012 (“Original 2012 Notes” and collectively with the Original 2011 Notes, the “Original Notes”, and the Original Notes collectively with the New Notes, the “Notes”) from the registered holders thereof. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated November 8, 2004, by and among the Company, Dobson Communications Corporation, Dobson Operating Co., LLC, DOC Lease Co., LLC and the initial purchasers referred to therein.
      This material is being forwarded to you as the beneficial owner of the Original Notes held by us for your account but not registered in your name. A TENDER OF SUCH ORIGINAL NOTES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.
      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Original Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.
      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Original Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 P.M., New York City time, on                     , unless extended by the Company. Any Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.
      Your attention is directed to the following:

1. The Exchange Offer is for any and all Original Notes.

2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer — Conditions to the Exchange Offer.”

3. Any transfer taxes incident to the transfer of Original Notes from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the Letter of Transmittal.

4. The Exchange Offer expires at 5:00 P.M., New York City time, on , unless extended by the Company.
      If you wish to have us tender your Original Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER ORIGINAL NOTES.

INSTRUCTIONS WITH RESPECT TO
THE EXCHANGE OFFER
      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Dobson Cellular Systems, Inc. with respect to its Original Notes.
      This will instruct you to tender the Original Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.
      The undersigned expressly agrees to be bound by the enclosed Letter of Transmittal and that such Letter of Transmittal may be enforced against the undersigned.
      Please tender the Original Notes held by you for my account as indicated below:
8 3/8% First Priority Senior Secured Notes due 2011 $                    (Aggregate Principal Amount of such notes)
First Priority Senior Secured Floating Rate Notes due 2011 $                    (Aggregate Principal Amount of such notes)
9 7/8% Second Priority Senior Secured Notes due 2012 $                    (Aggregate Principal Amount of such notes)

☐	Please do not tender any 8 3/8% First Priority Senior Secured Notes due 2011 held by you for my account.

☐	Please do not tender any First Priority Senior Secured Floating Rate Notes due 2011 held by you for my account.

☐	Please do not tender any 9 7/8% Second Priority Senior Secured Notes due 2012 held by you for my account.
Dated:                     , 2005
Signature(s)

Print Name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):

      None of the Original Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Original Notes held by us for your account.

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